CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our report dated February 27, 2018, relating to the financial statements and financial highlights, which appears in Nuveen Global Infrastructure Fund, Nuveen Real Asset Income Fund and Nuveen Real Estate Securities Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 25, 2018